Exhibit 10.3

BANCPLUS CORPORATION

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is dated as of the 1st day of January, 2018, as approved by the Compensation Committee on September 29, 2017 and subsequently approved by the Board of Directors by and between BancPlus Corporation, a Mississippi corporation (including its subsidiaries, the “Company”), and Eugene F. Webb, Jr. (the “Employee”).

1.    Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s key management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Employee and the Company, the Employee shall not have any right to be retained in the employ of the Company.

2.    Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events: any transaction or series of transactions pursuant to which any person(s) or entity(ies) in the aggregate acquire(s) (i) capital stock of the Company possessing over 50% of the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) or the power to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) over 50% of the Company’s assets determined on a consolidated basis. In no event will a public offering under the Securities Act of 1933 be considered a Change in Control. For the avoidance of doubt, the determination of whether a transaction constitutes a Change in Control within the meaning of this Agreement shall be determined by the Board, acting in its sole discretion.

3.    Terminating Event.

A “Terminating Event” shall mean any of the events provided in Section 3(a) or 3(b):

(a)    Termination by the Company. Termination by the Company of the employment of the Employee with the Company for any reason other than for Cause, or due to the Employer’s death or Disability.

For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith; (a) “cause” as defined in any employment agreement or consulting agreement between the Employee and the Company, or, (b) if the Employee is not a party to an employment agreement or consulting agreement in which “cause” is defined, then (i) the conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude, the misappropriation of funds or other material property of the Company the attempt to willfully obtain any personal profit from any transaction in which the Company has an interest which is adverse to the interests of the Company or any other act of fraud or embezzlement against the Company, or any of its customers or suppliers, (ii) reporting to work under the influence of alcohol or drugs or repeatedly using alcohol or illegal drugs or abusing legal drugs, whether or not at the workplace, in such a fashion as could reasonably be expected to cause the Company material harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Company in writing, (iv) any intentional act or intentional omission aiding or abetting a competitor, supplier or customer of the Company to the material disadvantage or detriment of the Company , or (v) any breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company which (if capable of cure) is not cured to the Company’s reasonable satisfaction within ten (10) days after written notice thereof to the Employee.

For purposes hereof, “Disability” shall mean the Employee’s incapacity due, to physical or mental illness as a result of which, the Employee shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(b)    Termination by the Employee for Good Reason. Termination by the Employee of the Employee’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall exist upon the occurrence, without the Employee’s consent, of any one or more of the following circumstances:

(i) Any material reduction of the Employee’s annual base salary, provided that any reduction that is a part of a general reduction in the base compensation of Employees of the same grade level that occurs prior to the date of the Change in Control shall not be “Good Reason”;

(ii) Any action or inaction by the Company that constitutes a material breach by the Company of any applicable plan, program or agreement under which the Employee provides services;

(iii) The material reduction or material adverse modification of the Employee’s title, position or responsibilities, such that the Employee’s title, position or responsibilities are inconsistent with those in effect prior to the reduction or modification; or

(iv) Any requirement that the Employee relocate his principal place of employment by more than a fifty (50)-mile radius from its location and such relocation results in a material increase in the Employee’s customary daily commute.

Notwithstanding the foregoing, any of the circumstances described above in Section 3(b)(i), (ii), (iii) or (iv) may not serve as a basis for resignation for “Good Reason” by the Employee unless (a) the Employee has provided written notice to the Company that such circumstance exists within ninety (90) days of the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (b) the Employee termination of employment due to such circumstance occurs within the two (2) year period following the initial existence of such circumstance.

4.    Change in Control Payment. In the event a Terminating Event occurs in connection with, related to or within the six-month period before or the 12-month period following the effective date of a Change in Control and provided the Employee enters into and complies with a separation and release agreement in accordance with Section 4(d) below, the following shall occur:

(a)    the Company shall pay to the Employee an amount equal to (i) two times the Employee’s annual base salary in effect immediately prior to the Change in Control plus (ii) two times the Average Bonus, payable in a single lump-sum payment on the Date of Termination, subject to the provisions of Section 4(d) and 7(a). For purposes of this provision, the “Average Bonus” is determined as the average annual bonus earned under the annual incentive plan in which the Employee participates immediately prior to the Date of Termination and paid by the Company to the Employee for performance in the three fiscal years preceding the Date of Termination (excluding any special or one-time bonuses or any amounts not attributable to the applicable annual incentive plan). If the Employee did not receive a bonus (or received a prorated bonus) in any of those three preceding fiscal years due to the Employee commencing employment with the Company, the applicable period of employment (i.e. the other one or two years of bonuses) shall be used to calculate the average. If the Employee is terminated prior to having been paid any bonus with respect to a fiscal year, then the Employee’s Average Bonus will be calculated with respect to such fiscal year based on the Employee’s target bonus under the Employee’s Annual Incentive Plan (or any successor annual bonus program) or other applicable annual incentive plan in which the Employee participates immediately prior to the Date of Termination; and

(b)    if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) then the Company shall pay to the Employee a monthly cash payment for 12 months or the Employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; and

(c)    a pro rata annual bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance, which pro rata bonus, if any, shall be paid to the Employee at such time as bonuses are paid to other similarly situated employees of the Company. In no event, however, shall such bonus be paid to the Employee later than 90 days following the close of the taxable year in which the Date of Termination occurs, subject to Section 7(a).

(d)    The Change in Control payments and benefits under this Section are expressly conditioned on (i) the Employee timely executing and returning a general release of all claims arising out of his employment with, and termination of employment from, the Company in a form provided by the Company (the “General Release”) and (ii) the revocation period specified in such General Release expiring no later than sixty (60) days after the date on which the Employee’s employment terminated (or prior to the end of such shorter period specified in such General Release) and without the Employee exercising his right of revocation as set forth in the General Release. The Change in Control payments and benefits hereunder shall be paid on the Company’s next regular payroll date following the effective date of the General Release, or, if the number of days for execution of the General Release and any revocation period thereunder spans two calendar years, the Company’s next regular payroll period following the later of the effective date of the General Release or the first business day of the second calendar year.

5.    Death; Disability; Cause.    In the event Employee’s employment is terminated, at any time whether before or following a Change in Control, for Cause or due to Employee’s death, Disability or voluntary resignation without Good Reason, Employee shall not be entitled to any payments under Section 4 or to any benefits under this Agreement and this Agreement shall be terminated.

6.    Additional Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.

(b)    For purposes of this Section 6, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by a nationally or regionally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

7.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.

(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. No such amendment shall have the effect of accelerating or deferring any payment or benefit hereunder, except as may be permitted under Section 409A of the Code.

(c)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)    The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.    Non-Competition; Nondisclosure of Confidential Information; Non-Hire of Company Employees; Non-Interference.

(a)    Non-Competition. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed below, and for the consideration promised by the Company under this Agreement, during Executive’s employment with the Company and for a period of six (6) months thereafter (such six (6) month period, the “Non-Compete Period”), regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during Executive’s employment with the Company, including any area within a 50-mile radius of any such location (a “Competing Business”). The foregoing shall not prohibit Executive from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after Executive’s employment with the Company has terminated, upon receiving written permission by the Board, Executive shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question. The Company and Executive agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be, enforced. The parties agree and acknowledge that the breach of this noncompetition covenant may cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief (without the necessity of posting a bond); provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Should Executive violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

(b)    Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, the Company will provide Executive with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to use or disclose such Confidential Information to anyone outside the Company except to the extent that (a) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (b) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order. Confidential Information shall no longer be deemed confidential or proprietary at such time as it becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by Executive. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company or any other time as requested by the Company, Executive will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company, except for any of Executive’s personal employment-related documents or agreements, equity plan documents or any tax-related documentation. This nondisclosure covenant is binding on Executive, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

(c)    Non-Hire of Company Employees; Non-Interference with Customers and Others. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of Executive’s employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding Executive’s last day of employment with the Company or within the 12-month period of this covenant) who worked, works, and with respect to whom Executive had any role, direct or indirect, in recruiting on behalf of the Company or who was, or would have been, a direct report of Executive in his position at the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated; or (iv) for the benefit of any Competing Business (as defined above, provided that for purposes of this paragraph, without respect to any geographic limitations on scope that might otherwise apply to such definition for other purposes within this Agreement), compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (a) has an existing agreement or business relationship; (b) has had an agreement or business relationship within the six-month period preceding Executive’s last day of employment with the Company; or (c) has been included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

9.    Term. This Agreement shall take effect on the date first set forth above and shall continue in effect until December 31, 2019. Thereafter, this Agreement shall automatically renew annually, effective January 1 of each year, for successive one-year terms unless either party shall notify the other of its intent not to renew by providing written notice to that effect to the other party no later than October 31st preceding the renewal date. Notwithstanding the preceding, this Agreement shall terminate upon the earlier of (a) the termination of the Employee’s employment for any reason prior to a Change in Control, (b) the termination of the Employee’s employment with the Company after a Change in Control for any reason other than the occurrence of a Terminating Event, or (c) the date which is [twelve] months after a Change in Control if the Employee is still employed by the Company.

10.    Withholding. All payments made by the Company to the Employee under this Agreement shall be net of any federal, state and/or local taxes or other amounts required to be withheld by the Company under applicable law.

11.    Notice and Date of Termination.

(a)    Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific provision in this Agreement relied upon in granting or denying benefits hereunder.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s employment is terminated on account of Employee’s Disability or by the Company with or without Cause, the date on which Notice of Termination is given; (ii) if the Employee’s employment is terminated by the Employee without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iii) if the Employee’s employment is terminated by the Employee with Good Reason, the date on which a Notice of Termination is given after the end of the cure period provided in Section 3(b). Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

12.    No Mitigation. The Company agrees that, if the Employee’s employment by the Company is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company pursuant to Section 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.

13.    Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the courts of the State of Mississippi and the United States District Court for the Southern District of Mississippi. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.    Integration; Protected Disclosures. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter. For the avoidance of doubt, nothing in contained in this Agreement or otherwise shall limit the Employee’s ability to communicate with any federal, state or local governmental agency or commission, including providing documents or other information, without notice to the Company.

15.    Successor to the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Employee fails to make such designation).

16.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

19.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

20.    Effect on Other Plans. An election by the Employee to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Employee under the Company’s benefit plans, programs or policies except as otherwise provided in Section 6 hereof, and except that the Employee shall have no rights to any severance benefits under any Company severance pay plan. In the event that the Employee is party to an employment agreement with the Company providing for change in control payments or benefits, the Employee may receive payment under this Agreement only and not both.

21.    Governing Law. This is a Mississippi contract and shall be construed under and be governed in all respects by the laws of the State of Mississippi, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.

22.    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23.    Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BANCPLUS CORPORATION	EMPLOYEE

By:
Name:	Eugene F. Webb, Jr.
Title:

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